Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
TIME WARNER INC.

Time Warner Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VII thereof and inserting the following in lieu thereof:

“ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the entire Board of Directors or such greater vote as shall be specified in the By-laws of the Corporation.”

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VIII thereof and inserting the following in lieu thereof:

“ARTICLE VIII

The Corporation reserves the right to amend, alter or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Time Warner Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 24 day of May 2011.

                   TIME WARNER INC.

                   By:    /s/ Brenda C. Karickhoff
                     Name:  Brenda C. Karickhoff
                     Title:    Senior Vice President